Exhibit 99.1
SOURCE: India Globalization Capital, Inc.

October 18, 2012

India Globalization Capital Enters Into an Agreement to Acquire the Minority Interest in TBL

BETHESDA, MD--(Globe Newswire – October 18, 2012) – India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, announced today that it has entered into a comprehensive agreement, pursuant to which TBL becomes a fully-owned subsidiary of IGC. Currently, IGC owns 76.87% of TBL.

As a part of the consolidation effort to create management efficiency and focus, IGC through one of its subsidiaries in India, is buying the remaining 23.13% of the TBL shares still owned by the other TBL shareholders. According to the Agreements, IGC will receive from the Jortin Antony Group their 23.13% shareholding in TBL and other miscellaneous items as described in the two Agreements filed today on Form 8-K. The Jortin Group will receive the Vypin Land, a property that is in the name of TBL and pledged as collateral to a bank in India, and about $200,000 (assuming 50 INR to 1 USD) on receipt of the money from TBL’s claim against the National Highways Authority of India (NHAI).

Both parties have agreed to a mutual release or indemnity against future legal actions. On receipt of the Vypin Land, the Jortin Anthony Group also frees TBL of the liability associated with the bank.

IGC’s CEO, Mr. Ram Mukunda, said: “This is a great opportunity to fully acquire TBL which we believe has significant value. Currently, TBL has $3 million in filed claims and an estimated $6 million in other unfiled claims.  As we have said before, we expect to realize a substantial award on the filed claim in the very near future. TBL also has substantial operating assets which we are either redeploying in our mining operations or leasing out to third parties.”

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal, regulatory and licensing environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A and Form 10-K for FYE 2012 filed with the Securities and Exchange Commission on December 9, 2011 and on July 16, 2012, respectively.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998